Exhibit 10.1

Exclusive Patent License Agreement

This Exclusive Patent License Agreement (“Agreement”), dated as of January 24, 2020 (the “Effective Date”), is by and among INNOVAZONE LABS LLC, a limited liability company organized under the laws of the State of Florida, with offices located at 1401 Sawgrass Corporate Parkway, Suite 118, Sunrise, Florida 33323 (“Innovazone”), FARMALIDER, S.A., a corporation organized under the laws of Spain, with offices located at La Granja Street, number 1 - 3º B, 28108 Alcobendas, Madrid, Spain (“Farmalider” and together with Innovazone, each a “Licensor” and collectively, “Licensors”), and ASPARGO LABORATORIES, INC., a corporation organized under the laws of the State of Delaware, with offices located at 550 Sylvan Avenue, Suite 102, Englewood Cliffs, New Jersey 07632 (“Licensee”) (collectively, the “Parties,” or each, individually, a “Party”).

WHEREAS, Licensors own all right, title, and interest in and have the right to license to Licensee the Licensed Patents and Licensed Know-How; and

WHEREAS, Licensee wishes to practice the Licensed Patents and Licensed Know-How in the Territory in connection with the Licensed Products, and Licensors are willing to grant to Licensee an exclusive license to and under the Licensed Patents and Licensed Know-How in the Territory on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions.

For purposes of this Agreement, the following terms have the following meanings:

“Accountant” has the meaning set forth in Section 5.3.

“Action” has the meaning set forth in Section 12.1.

“Affiliate” of a Person means any other Person that, at any time during the Term, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” for purposes of this Agreement means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, and “controlled by” and “under common control with” have correlative meanings.

For the avoidance of doubt, any Person that is not an Affiliate as of the Effective Date, but later becomes an Affiliate through any transaction or series of related transactions, will be deemed to be an Affiliate for purposes of this Agreement.

“Agreement” has the meaning set forth in the preamble.

“Auditor” has the meaning set forth in Section 5.2(a).

“Bankruptcy Code” has the meaning set forth in Section 14.1.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, NY are authorized or required by Law to be closed for business.

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“Clinical Data” means all Information with respect to the Licensed Products made, collected or otherwise generated under or in connection with the Clinical Trials for the Licensed Products, including any data, reports and results with respect thereto.

“Clinical Study” means a bioequivalent study, Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IV Clinical Trial or Phase V Clinical Trial and such other tests and studies in humans that are required by applicable law to obtain or maintain regulatory approval for sale of a Licensed Product, and “Clinical Studies” means all of the foregoing tests, studies and trials.

“Combination Product” means a Licensed Product consisting of one or more products or technology covered by a Valid Claim packaged, bundled, or otherwise combined for sale with one or more other products or technology that is not covered by a Valid Claim. All references to Licensed Products in this Agreement will be deemed to include Combination Products.

“Commercialization” means, in respect of a particular product, the conduct of any and all activities directed to the marketing, distribution, offer for commercial sale, importation for commercial sale, and commercial sale of the product, including pre-launch, launch, and post-launch marketing, promotion, and advertising; pricing, order processing, invoicing, and sales; inventory management and commercial distribution; and customer support, but excluding development activities and manufacturing. “Commercialize” means to engage in Commercialization.

“Confidential Information” means all non-public, confidential, or proprietary information of the Disclosing Party, whether in oral, written, electronic, or other form or media, whether or not such information is marked, designated, or otherwise identified as “confidential,” including, specifically, with respect to Licensors, the Licensed Patents and Licensed Know-How, and any information that, due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be confidential or proprietary, and includes the terms and existence of this Agreement.

Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party; or (z) was received by the Receiving Party from a third party who was not, at the time of receipt, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

“Covered Component” has the meaning set forth in Section 4.3(a).

“Disclosing Party” has the meaning set forth in Section 9.1.

“e-CTD Dossier” means the document compiled by Farmalider according to the requirements of the current Common Technical Document or Electronic Common Technical Document standards established by the International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use (ICH) as of the Effective Date.

“Effective Date” has the meaning set forth in the preamble.

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“FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems, and devices in the Territory.

“First Commercial Sale” means, with respect to any Licensed Product, the first sale or use of such Licensed Product within the Territory after any and all applicable regulatory authorizations necessary for the commercial sale of such Licensed Product in the Territory have been obtained.

“Force Majeure Events” has the meaning set forth in Section 14.15.

“Governmental Authority” means any federal, state, national, supranational, local, or other government, whether domestic or foreign, including any subdivision, department, agency, instrumentality, authority (including any regulatory authority), commission, board, or bureau thereof, or any court, tribunal, or arbitrator.

“ICC Court” has the meaning set forth in Section 14.13(c).

“Impacted Party” has the meaning set forth in Section 14.15.

“Improvement” means any modification of or improvement or enhancement to the formula and/or invention that is the subject of the Licensed Patents.

“Indemnitee” has the meaning set forth in Section 12.1.

“Indemnitor” has the meaning set forth in Section 12.1.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local, or foreign government or political subdivision thereof, or any arbitrator, court, or tribunal of competent jurisdiction.

“Licensed Know-How” means any and all technical information, trade secrets, formulas, prototypes, specifications, directions, instructions, test protocols, procedures, results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, conceptions, ideas, innovations, discoveries, inventions, processes, methods, materials, machines, devices, formulae, equipment, enhancements, modifications, technological developments, techniques, systems, tools, designs, drawings, plans, software, documentation, data, reports, programs, and other knowledge, information, skills, and materials owned or controlled by Licensor pertaining to the Licensed Patents and useful in the manufacture, sale, or use of the Licensed Products. For the avoidance of doubt, “Licensed Know-How” includes all dossiers held or controlled by either Licensor related to regulatory approval for the Licensed Products in any jurisdiction, including without limitation the e-CTD Dossier.

“Licensed Patents” means the patents and patent applications listed in Schedule 1, all patents issuing from the patent applications listed in Schedule 1, and all continuations, continuations-in-part, divisions, extensions, substitutions, reissues, re-examinations, and renewals of any of the foregoing.

“Licensed Products” means all products, the manufacture, use, offer for sale, sale, or importation of which would, but for this Agreement, infringe a Valid Claim.

“Licensee” has the meaning set forth in the preamble.

“Licensor(s)” has the meaning set forth in the preamble.

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“Losses” means all losses, damages, liabilities, costs, and expenses, including reasonable attorneys’ fees and other litigation costs.

“Marketing Authorization” means the marketing authorization (product license) granted by the FDA in the Territory to market the Licensed Products.

“Minimum Royalty” means the minimum amount payable for each Quarterly Period as set forth in Schedule 2.

“Net Sales” means the gross amount received by Licensee or any of its Affiliates or Sublicensees from a third party for the sale to such third party of Licensed Products less the sum of the following deductions and offsets allowed, accrued, paid, or taken: [***].

“Offer Notice” has the meaning set forth in Section 2.5(a).

“OTC Product” means any formulation of a Licensed Product sold directly to a consumer without a prescription from a healthcare professional.

“Other Component(s)” has the meaning set forth in Section 4.3(a).

“Party” has the meaning set forth in the preamble.

“Payment Statement” has the meaning set forth in Section 4.8.

“Person(s)” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

“Product Marks” has the meaning set forth in Section 8.7.

“Quarterly Period” means each period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

“Receiving Party” has the meaning set forth in Section 9.1.

“Representatives” means a Party’s and its Affiliates’ employees, officers, directors, consultants, and legal advisors.

“Royalty” has the meaning set forth in Section 4.2.

“Sell-Off Period” has the meaning set forth in Section 13.4.

“SOS” means Sildenafil Oral Suspension.

“Sublicensee” means any Person that is granted a sublicense, in whole or in part, by Licensee under this Agreement.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity that is controlled by such Person, and “control” has the meaning given to it in the definition of “Affiliate.”

“Term” has the meaning set forth in Section 13.1.

“Territory” means the United States of America and its territories.

“Trademarks” means all trademarks, service marks, brands, logos, trade dress, trade names, and other indicia of source or origin.

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“Valid Claim” means a claim of an unexpired issued or granted Licensed Patent, as long as the claim has not been admitted by Licensors or otherwise caused to be invalid or unenforceable through reissue, disclaimer, or otherwise, or held invalid or unenforceable by a Governmental Authority of competent jurisdiction from whose judgment no appeal is allowed or timely taken.

2.	Grant.

2.1	Scope of Grant. Subject to the terms and conditions of this Agreement, Licensors hereby grant to Licensee and its Affiliates during the Term an exclusive, sublicensable right and license under the Licensed Patents and Licensed Know-How to research, develop, make, manufacture, register, Commercialize, use, market, offer to sell, sell, import, and distribute Licensed Products in the Territory.

2.2	Restrictions on Licensors.

(a)	During the Term of this Agreement, Licensors (or any successor or assign of Licensors) shall not, and shall not permit any of their respective Affiliates (or any successor or assign of any such Affiliate) to, research, develop, market or sell (or enter into any license or sublicense arrangement with any third party to effect the foregoing) in the Territory (a) any pharmaceutical or biological composition, preparation or other type of product (including any over-the-counter product) that contains SOS (including any such product that contains SOS together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)) and/or (b) any dietary supplement that contains SOS (including any such product that contains SOS together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)).

(b)	If a court of competent jurisdiction determines that the restrictions set forth in this Section 2.2 are too broad or otherwise unreasonable under applicable law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable law. Each of the Parties hereto acknowledges, however, that (a) this Section 2.2 has been negotiated by the Parties, (b) the geographical and time limitations on activities are reasonable, valid and necessary in light of the circumstances pertaining to the Parties and necessary for the adequate protection of the Licensed Products, and (c) Licensee would not have entered in this Agreement without the protection afforded it by this Section 2.2.

2.3	Sublicensing. Licensors hereby grant to Licensee and its Affiliates the right to sublicense all and any of Licensee’s rights to and under the Licensed Patents and Licensed Know-How. The granting of sublicenses will be at Licensee’s sole and exclusive discretion and Licensee will have the sole and exclusive power to determine the identity of any sublicensee, the applicable licensee fees or royalty rates, if any, and other terms and conditions of the sublicense; provided, however, that no sublicense may exceed the scope of rights granted to Licensee hereunder.

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2.4	Transfer of Licensed Know-How and Materials.

(a)	Promptly after the Effective Date, Licensors shall disclose the Licensed Know-How to Licensee in such form and media as may be reasonably requested by Licensee. In particular, the Parties shall coordinate, and Licensors shall grant to Licensee and/or its designated representative, access to the e-CTD Dossier upon reasonable notice by Licensee and/or its designated representatives to Licensors during Licensors’ normal business hours for the purpose of assisting Licensee in preparing its regulatory submissions to the FDA. Licensee and/or its designated representatives shall be permitted access to the e-CTD Dossier for as much time and duration as is reasonably necessary for them to prepare the regulatory submissions.

(b)	Promptly after the Effective Date, the Parties shall coordinate the transfer from the Licensors to the Licensee of any physical materials relating to the Licensed Products reasonably necessary for the Licensee to prepare regulatory submissions to the FDA.

3.	Improvements.

3.1	Notice of Improvements. If either Licensor files a patent application for any Improvement, such Licensor shall provide written notice to Licensee within thirty (30) days after the filing date of the patent application, with a copy of the patent application and such other details of the Improvement as Licensee reasonably requires to effectively evaluate the Improvement.

3.2	License to Improvements. Licensee may elect to include any patent application covering an Improvement as a Licensed Patent under this Agreement by providing written notice to Licensors within thirty (30) days after receipt of a Licensor’s notice identifying the patent application that Licensee chooses to include as a Licensed Patent. Each such patent application will be deemed to be a Licensed Patent effective on Licensee’s notice.

3.3	No Grant-Backs. All right, title, and interest in any Improvement conceived, made, or reduced to practice by Licensee during the Term of this Agreement, and all of Licensee’s patents and patent applications claiming any such Improvements, will as between the Parties, remain the sole and exclusive property of Licensee; and not be licensed to Licensors, unless the Parties otherwise specifically agree in writing.

4.	Upfront Payments, Milestones and Royalties.

4.1	Upfront Payments. Licensee shall pay to Licensors a total of Three Million US Dollars ($3,000,000) in the following initial and subsequent non-refundable payments, upon the occurrence of the events listed below:

(a)	On the Effective Date: One Hundred Fifty Thousand US Dollars ($150,000);

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(b)	Upon the FDA’s confirmation of the development plan at the pre-IND meeting: One Million US Dollars ($1,000,000);

(c)	Upon Licensee’s completion of a bioequivalence study necessary for FDA approval: Three Hundred Fifty Thousand US Dollars ($350,000);

(d)	Upon receipt of regulatory approval from the FDA: One Million Five Hundred Thousand US Dollars ($1,500,000);

Licensee shall provide Licensors with written notice of the achievement of each of the milestone events listed above promptly (and in any event within ten (10) Business Days) following such achievement.

Each such payment listed above will be invoiced by Licensors to Licensee upon the completion of the applicable milestone. Licensee shall make each such payment within thirty (30) days of receipt of the applicable invoice, by wire transfer of immediately available funds to a bank account to be designated in writing by Licensors.

Licensee shall provide Licensors prompt written notice (and in any event within ten (10) Business Days) upon the occurrence of any sublicense or sale to a third party of the rights to develop and Commercialize any OTC Products and shall provide to Licensors copies of all transaction documents relating to such sublicense or sale, which shall be treated as Confidential Information subject to Section 9 of this Agreement. Licensee further agrees to pay to Licensors a total of [***] of any upfront payments, milestone payments or other non-royalty payments it receives upon a sublicense or sale of the rights to develop and Commercialize any OTC Products.

4.2	Royalty. Licensee shall pay royalties to Licensors on a quarterly basis within thirty (30) Business Days following the last Business Day of each Quarterly Period during the Term and any Sell-off Period. The royalty rate is [***] of Net Sales of all Licensed Products in a given calendar year during the Term (“Royalty”) and are cumulative throughout the Territory; provided, however, that the Royalty payable for each Licensed Product during the first five (5) years beginning on the date of the First Commercial Sale of the applicable Licensed Product shall not be less than [***]. For the avoidance of doubt, the Royalty shall apply to Net Sales of any OTC Products developed and sold by Licensee or its sublicensees. During any period in the Term after the expiration of a Licensed Patent, the Royalty due on Net Sales with respect to any Licensed Products incorporating such expired Licensed Patent under this Section 4.2 will be reduced to [***].

4.3	Combination Products. If Licensee sells any Licensed Product in the form of a Combination Product, Net Sales of such Combination Product for the purpose of determining the Royalty due to Licensors pursuant to Section 4.2 will be calculated as follows:

(a)	where both the product or component of the Combination Product covered by any Licensed Patent (“Covered Component”) and the product(s) or component(s) not covered by any Licensed Patent (“Other Component(s)”) are sold separately, by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is [***]and B is [***];

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(b)	where the Covered Component is sold separately but the Other Component(s) are not sold separately, by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is [***] and C is [***]; or

(c)	where the Covered Component is not sold separately, by multiplying actual Net Sales of such Combination Product by the fraction D/E, where D is [***] and E is [***].

For the avoidance of doubt, the deductions set forth in the definition of “Net Sales” will be applied in calculating Net Sales for a Combination Product.

4.4	Minimum Royalty. For the first [***] of the Term, if the cumulative annual Royalty payable to Licensors based on Net Sales for any calendar year is less than the Minimum Royalty for that year, Licensee shall pay Licensors an amount equal to the Minimum Royalty for that year less quarterly Royalties paid by Licensee to the Licensors for that year. For the avoidance of doubt, this Section shall be of no further force and effect as of the date that is [***] after the Effective Date.

4.5	No Multiple Royalties. No multiple royalties will be due if any Licensed Product (including any Covered Component of any Combination Product) is covered by more than one Licensed Patent. In such case, Licensee shall pay only one Royalty at the applicable rate pursuant to Section 4.2 above, as adjusted pursuant to Section 4.3, Section 4.4 or Section 4.5, as applicable.

4.6	Taxes. If Licensee is required by Law to withhold taxes in connection with any sums payable to Licensors under this Agreement, Licensee may deduct that amount from the payment it otherwise would have made to Licensors under this Agreement and shall include in the Payment Statement required pursuant to Section 4.8(c) the amount due before such withholding, the amount of the withholding under this Section 4.7, and the actual amount paid.

4.7	Payment Terms and Royalty Statements. Licensee shall pay all Royalties due under this Agreement for each Quarterly Period within thirty (30) days of the end of such Quarterly Period. Licensee shall make all payments in US dollars to Farmalider as agent for both Licensors by wire transfer of immediately available funds to a bank account to be designated in writing by Farmalider, which shall allocate such payments to each Licensor. On or before the due date for all payments to Licensors pursuant to Section 4.2, Licensee shall provide Licensors with a statement (a “Payment Statement”) showing for the relevant Quarterly Period (i) the gross amount received by Licensee for the sale of Licensed Products; and (ii) the calculation of Net Sales on such sales, including the number of units sold and the type and amount of all deductions and offsets allocated with respect to such Licensed Products.

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5.	Records and Audit.

5.1	Records. Licensee shall keep records of its and its Affiliates’ and Sublicensees’ sales of Licensed Products reasonably necessary for the calculation of payments to be made to Licensor hereunder. However, Licensee has no (a) duty of trust or other fiduciary relationship with Licensors regarding the maintenance of the records or the calculation and reporting of royalties; or (b) obligations to maintain any records except in accordance with its own document retention policy.

5.2	Audit.

a.	At the reasonable request, and sole expense, of Licensors within two (2) years after receiving any Payment Statement, Licensee shall permit an independent certified public accountant designated by Licensors and reasonably acceptable to Licensee (the “Auditor”), to access Licensee’s records maintained pursuant to Section 5.1 upon reasonable notice to Licensee and during Licensee’s normal business hours solely for the purpose of verifying the Royalty payment made in connection with such Payment Statement. The Auditor must conduct such audit in a manner designed to minimize disruption of Licensee’s normal business operations. All information and materials made available to or otherwise obtained or prepared by or for the Auditor in connection with such audit will be deemed Licensee’s Confidential Information and will be subject to the Auditor’s entry, prior to conducting the audit, into a written agreement with Licensee containing confidentiality and restricted use obligations at least as restrictive as those set out in Section 9. Licensors may not exercise this right more than once in any calendar year and the Auditor may only disclose to Licensors information limited to the accuracy of the Payment Statement and any deficiency in the payment made, or any overpayment. Licensors shall not compensate the Auditor (in whole or in part) contingent on the outcome of the audit.

b.	Licensors shall provide to Licensee a copy of the Auditor’s audit report within ten (10) Business Days of Licensor’s receipt of the report. If the report shows that payments made by Licensee are deficient, subject to Section 4.8, Licensee shall pay Licensors the deficient amount within fifteen (15) days after Licensee’s receipt of the audit report. If the report shows that payments made by Licensee are in excess of the required payment, Licensors shall pay Licensee the excess amount within fifteen (15) days after Licensors’ receipt of the audit report. Further, if the audit for an annual period shows an under-reporting or underpayment or an overcharge by any Party for that period of (i) in excess of [***] of the amounts properly determined, the underpaying or overcharging Party, as the case may be, shall reimburse the Party conducting the audit for its respective audit fees and reasonable out-of-pocket expenses in connection with said audit, which reimbursement shall be made within [***] days of receiving appropriate invoices and other support for such audit-related costs.

c.	The failure of Licensors to request verification of any Payment Statement during the [***] period after receipt of such Payment Statement is deemed acceptance by Licensors of the accuracy of the Payment Statement and the payments made by Licensee in accordance with the Payment Statement.

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5.3	Audit Disputes. In the event of a dispute over the results of any audit conducted pursuant to Section 5.2, Licensors and Licensee shall work in good faith to resolve such dispute. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) calendar days, the dispute shall be submitted for binding arbitration to a certified public accounting firm (“Accountant”) selected by each Party’s certified public accountants or such other Person as the Parties shall mutually agree. The decision of the Accountant will be final and the costs of such arbitration will be borne between the Parties in such manner as the Accountant shall determine.

6.	Patent Prosecution and Maintenance.

6.1	Patent Prosecution and Maintenance. Subject to Section 6.2, for each patent application and patent included within the Licensed Patents, the applicable Licensor owning the rights to such patent or patent application shall:

(a)	subject to Section 6.2, prepare, file, prosecute, and maintain such Licensed Patent at its sole cost and expense using reasonable care and skill and using counsel reasonably acceptable to Licensee;

(b)	keep Licensee currently informed of the filing and progress of all aspects of the prosecution of such patent application and the issuance of patents from any such patent application;

(c)	provide Licensee with a copy of such patent application, amendments thereto, and other related correspondence to and from patent offices, and, to the extent reasonably practicable, permit Licensee an opportunity to offer its comments thereon before making a submission to a patent office and such Licensor shall consider in good faith Licensee’s comments;

(d)	consult with Licensee concerning any decisions that could affect the scope or enforcement of any issued claims or the potential abandonment of such patent application or patent; and

(e)	notify Licensee in writing of any changes in the scope or status of such patent or patent application.

6.2	Abandonment. Licensors shall provide Licensee a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any patent applications or patents (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional application, abandoning any patent or not filing or perfecting the filing of any patent application in any country) with notice of such proposed action or inaction so that the License has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. Following such notice, Licensee will have the right, in its sole discretion, to assume control and direction of the prosecution and maintenance of such Licensed Patent at its sole cost and expense in such country, and such Licensor shall, at Licensee’s request, assign to Licensee such patent application or patent. Effective as of the effective date of any such assignment under this Section 6.2, such patent application or patent shall no longer be a Licensed Patent.

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6.3	Recordation of License. If recordation of this Agreement or any part of it with a national or supranational Governmental Authority is necessary for Licensee to fully enjoy the rights, privileges, and benefits of this Agreement, Licensee shall, record this Agreement or all such parts of this Agreement and information concerning the license granted hereunder with each such appropriate national or supranational Governmental Authority.

7.	Enforcement of Licensed Patents.

7.1	Notice of Infringement or Third-Party Claims. If any Party becomes aware of any suspected infringement of any Licensed Patent by a third party in the Territory, or (b) any claim that any Licensed Patent is invalid or unenforceable, such Party shall promptly notify the other Parties and provide them with all details of such infringement or claim, as applicable, that are known by such Party. Licensee and Licensors shall thereafter consult and co-operate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of any Licensed Patent.

7.2	Right to Bring Action or Defend. Licensors shall have the first right, but not the obligation, to] bring an infringement action to enforce any Licensed Patent, defend any declaratory judgment action concerning any Licensed Patent, and take any other lawful action reasonably necessary to protect, enforce, or defend any Licensed Patent, and control the conduct thereof. Notwithstanding the foregoing, if a Licensor does not bring action with respect to any commercially significant third-party infringement within sixty (60) days of a request by Licensee, or earlier notifies Licensee in writing of its intent not to do so, then Licensee shall have the right, but not the obligation, to bring such an action and to control the conduct thereof at its own cost and expense.

7.3	Cooperation, Recovery, and Settlement. In the event a Party undertakes the enforcement or defense of any Licensed Patent in accordance with Section 7.2:

(a)	the other Party shall provide all reasonable cooperation and assistance, at the enforcing Party’s expense, including providing access to relevant documents and other evidence, making its employees available at reasonable business hours, and being joined as a party to such action as necessary to establish standing;

(b)	any recovery, damages, or settlement derived from such suit, action, or other proceeding shall be allocated between the Parties on a pro rata basis with each Party receiving a proportion based on their participation of such defense; and

(c)	such Party may settle any such suit, action, or other proceeding, whether by consent order, settlement, or other voluntary final disposition, without the prior written approval of the other Party, provided that neither Party shall settle any such suit, action, or other proceeding in a manner that adversely affects the rights of the other Party concerning the Licensed Patents without such other Party’s prior written consent, which consent may not be unreasonably withheld or delayed.

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8.	Commercialization.

8.1	General. Subject to the terms and conditions of this Agreement, Licensee shall use commercially reasonable efforts to Commercialize the Licensed Products in the Territory. Licensee shall be responsible for all costs associated with regulatory approvals of the Licensed Products in the Territory, including all costs necessary to obtain and maintain Marketing Authorization with respect to the Licensed Products. Licensors shall provide any cooperation and assistance reasonably required by Licensee to obtain regulatory approvals for the Licensed Products in the Territory. Licensee shall implement in a timely manner any changes to the e-CDT Dossier and Marketing Authorization as requested by Licensors; provided, however that Licensee may make such changes as may be required by the FDA, in which event Licensee shall provide written notice to Licensors of any such required changes within three (3) Business Days. Any use of the e-CDT Dossier not explicitly authorized under this Agreement shall require the prior written approval of Licensors.

8.2	Clinical Studies. Subject only to its clinical requirements, Licensee shall be solely responsible for all clinical development, including the bioequivalent study, necessary for the regulatory approval of SOS in the Territory, and including all costs and manufacturing of SOS necessary to conduct such studies. Licensee shall provide clinical progress reports to Licensors no less than quarterly.

8.3	Ownership of Clinical Data. All right, title, and interest in any Clinical Data generated by Licensee from Clinical Studies conducted by Licensee, and all of Licensee’s patents and patent applications claiming any such Clinical Data, will as between the Parties, remain the sole and exclusive property of Licensee; and not be licensed to Licensors, unless the Parties otherwise specifically agree in writing.

8.4	Manufacturing. Licensee shall have sole discretion and responsibility for all matters related to the manufacture of the Licensed Products.

8.5	Commercialization. Subject to its diligence requirements, Licensee shall have sole discretion and responsibility for all matters related to the Commercialization of the Licensed Products. Notwithstanding the generality of the foregoing, Licensee shall perform at its exclusive discretion and expense the following services and activities in connection with the Commercialization of the Licensed Products: customs clearance, suitable warehousing, appropriate transport, introduction to opinion leaders and key customers, hiring or having hired a sufficient number of representatives for the promotion of the Licensed Products in the Territory and paying any relevant salary and expenses, organization of round-tables, regular advertisements, according to the marketing concept and promotions, bearing any additional cost related to marketing and promotion purposes; except as otherwise agreed upon in writing by the Parties; and distribution, marketing, promotion and sales throughout the Territory directly and/or through its marketing agents.

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8.6	Pharmacovigilance. Licensee shall report to the regulatory authorities all adverse drug reactions related to the Licensed Products in accordance with applicable Law in the Territory. A copy of each such report shall be provided to Licensors.

8.7	Product Marks. Licensee may select the Trademarks, subject to the reasonable approval of Licensors, which shall not be unreasonably withheld or delayed, to be used in connection with the Commercialization of the Licensed Products hereunder (collectively, the “Product Marks”). As among the Parties, Licensee will solely own all right, title, and interest in all Product Marks in the Territory, and all goodwill accruing from Licensee’s or any of its sublicensees’ use of any Product Mark under this Agreement will inure solely to the benefit of Licensee. Licensee has sole control, at its expense and in its discretion, over the prosecution, registration, maintenance, enforcement, and defense of the Product Marks.

8.8	Insurance. Prior to initiation of any clinical activities and through the period ending three (3) years after expiration or termination of this Agreement, Licensee shall maintain, at its expense, commercial general liability insurance in an amount not less than [***] per occurrence and with appropriate coverage, including product liability, personal injury, bodily injury, and property damage, for the manufacture, Commercialization, and use of the Licensed Products and contractual liability coverage for its indemnification obligations under this Agreement. Licensee shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the Licensors upon request. For clarity, such insurance will not limit any Party’s obligations or liability (including with respect to its indemnification obligations) hereunder. Licensee shall ensure that any sublicensee or subcontractor performing activities in connection with this Agreement has proper and adequate general liability insurance to cover its risks with respect to the Licensors for damages mentioned above.

9.	Confidentiality.

9.1	Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it will gain access to Confidential Information of the other Parties (each, the “Disclosing Party”). As a condition to being furnished with Confidential Information, the Receiving Party shall, during the Term and for five (5) years thereafter:

(a)	not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

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(b)	maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who:

(i)	have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights with respect to such Confidential Information, under this Agreement;

(ii)	have been apprised of this restriction; and

(iii)	are themselves bound by written nondisclosure agreements at least as restrictive as those set out in this Section 9, provided further that the Receiving Party will be responsible for ensuring its Representatives’ compliance with, and will be liable for any breach by its Representatives of, this Section 9.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby.

9.2	Exceptions. If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(a)	provide prompt written notice to the Disclosing Party so the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 9; and

(b)	disclose only the portion of Confidential Information it is legally required to furnish.

If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 9, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

10.	Representations and Warranties.

10.1	Mutual Representations and Warranties. Each Party represents and warrants to each other Party that:

(a)	it is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)	it has, and throughout the Term will retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate or organizational action of the Party; and

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(d)	when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with its terms.

10.2	Licensors’ Representations and Warranties. Licensors jointly and severally represent and warrant that:

(a)	The patents and patent applications identified on Schedule 1 are all the patents and patent applications owned by Licensors that are necessary or useful for Licensee to make, use, offer to sell, sell, and import the Licensed Products in the Territory;

(b)	they are the sole and exclusive owners of the entire right, title, and interest in and to the Licensed Patents;

(c)	each Licensor has, and throughout the Term will retain, the right to grant the license granted to Licensee hereunder, and it has not granted, and is not under any obligation to grant, to any third party any license, lien, option, encumbrance, or other contingent or non-contingent right, title, or interest in or to the Licensed Patents that conflicts with the rights and licenses granted to Licensee hereunder;

(d)	each Licensor has complied with all applicable Laws in connection with the prosecution of the Licensed Patents, including any disclosure requirements of the United States Patent and Trademark Office and any foreign patent office, and has timely paid all filing and renewal fees payable with respect thereto;

(e)	to the best of the knowledge of the Licensors, there is no settled, pending, or threatened litigation, claim, or proceeding alleging that any Licensed Patent Right is invalid or unenforceable (including any interference, nullity, opposition, inter partes, or post-grant review or similar invalidity or patentability proceedings before the United States Patent and Trademark Office or any foreign patent office), and Licensors have no knowledge of any factual, legal, or other reasonable basis for any such litigation, claim, or proceeding;

10.3	Licensee’s Representations and Warranties. Licensee represents and warrants that: (a) it will use commercially reasonable efforts to Commercialize the Licensed Products; and (b) it shall utilize commercially reasonable industry standard practices relating to the manufacture, handling, packaging, labeling, quality control, and storage of Licensed Products.

Exclusion of Consequential and Other Direct Damages.

TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY WILL BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON FOR ANY INJURY TO OR LOSS OF GOODWILL, REPUTATION, BUSINESS PRODUCTION, REVENUES, PROFITS, ANTICIPATED PROFITS, CONTRACTS, OR OPPORTUNITIES (REGARDLESS OF HOW THESE ARE CLASSIFIED AS DAMAGES), OR FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE AND THE PARTY AGAINST WHOM LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED REMEDY OF ITS ESSENTIAL PURPOSE.

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11.	Indemnification.

12.1	Indemnification. Licensee, on the one hand, and Licensors, jointly and severally, on the other hand (each, an “Indemnitor”) , shall indemnify, defend, and hold harmless the other Party(ies) and its Affiliates, and each of such Party’s and its Affiliates’ respective officers, directors, employees, agents, successors, and assigns (each, an “Indemnitee”) against all Losses arising out of or resulting from any third-party claim, suit, action, or proceeding (each an “Action”) related to, arising out of, or resulting from: (a) such Party’s breach of any representation, warranty, covenant, or obligation under this Agreement; or (b) in the case of Licensors, jointly and severally, in favor of Licensee from Licensors’ infringement and/or misappropriation of the Licensed Know-How, Licensed Patents and/or any other intellectual property rights of a third party.

12.2	Indemnification Procedure. An Indemnitee shall promptly notify an Indemnitor in writing of any Action and cooperate with such Indemnitor at the Indemnitor’s sole cost and expense. Indemnitor shall immediately take control of the defense and investigation of the Action and shall employ counsel reasonably acceptable to Indemnitee to handle and defend the same, at the Indemnitor’s sole cost and expense. An Indemnitor shall not settle any Action in a manner that adversely affects the rights of any Indemnitee without the Indemnitee’s prior written consent. The Indemnitee’s failure to perform any obligations under this Section 12.2 shall not relieve the Indemnitor of its obligation under this Section 12.2 except to the extent an Indemnitor can demonstrate that it has been materially prejudiced as a result of the failure. The Indemnitee may participate in and observe the proceedings at its own cost and expense with counsel of its own choosing.

12.	Term and Termination.

13.1	Term. This Agreement is effective as of the Effective Date and, unless terminated earlier in accordance with Section 13.2, will continue in full force and effect for each Licensed Product on a Licensed Product-by-Licensed Product basis until the date that is ten (10) years from the date of the First Commercial Sale of a Licensed Product in the Territory, which term shall automatically renew for additional five (5) year periods thereafter (the “Term”).

13.2	Termination.

(a)	Either Licensors or Licensee may terminate this Agreement on written notice to the other, if the other Party materially breaches this Agreement and, if such breach is curable, fails to cure such breach within sixty (60) days after receiving written notice thereof, or if such breach is incapable of cure, effective immediately upon receiving written notice.

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(b)	Licensee may terminate this Agreement: (i) if, following substantive discussions with the FDA as described in meeting minutes, Licensee determines that the FDA will require significant non-clinical and/or clinical studies as a condition for regulatory approval; (ii) if Licensee receives notification of any legal claim, suit, or action by a third party alleging any Licensed Patent or Licensed Product violates such third party’s intellectual property rights; or (iii) at any time without cause, and without incurring any additional obligation, liability, or penalty except as provided in this Section 13, by providing at least sixty (60) days’ prior written notice to Licensors.

(c)	Subject to Section 14.15, Licensors may terminate this Agreement on written notice to Licensee in the event that: (i) Licensee fails to register SOS with the FDA within thirty-six (36) months of the Effective Date; (ii) Licensee fails to Commercialize SOS within six (6) months of receipt of regulatory approval for same by the FDA; (iii) after the First Commercial Sale, if Licensee ceases actively marketing SOS in the Territory; or (iv) Licensee fails to pay any amount due under this Agreement on the due date for payment and remains in default for more than sixty (60) days after receipt of written notice from Licensors to make such payment.

(d)	Any Party may terminate this Agreement, if another Party (the “Defaulting Party”): (i) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law; (ii) makes or seeks to make a general assignment for the benefit of its creditors; or (iii) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business in the event that a successor in interest or a purchaser of the assets (including a secured creditor) of the Defaulting Party has failed to fully assume the Defaulting Party’s obligations under this Agreement.

13.3	Effect of Termination. On any expiration or termination of the entirety of this Agreement, the Receiving Party shall (a) return to the Disclosing Party all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the Disclosing Party’s Confidential Information; (b) permanently erase the Disclosing Party’s Confidential Information from its computer systems; and (c) certify in writing to the Disclosing Party that it has complied with the requirements of this Section 13.3. In addition, upon termination or expiration of this Agreement, Licensee shall cease using the e-CTD Dossier, Marketing Authorization, and Licensed Know-How for any purpose related to the manufacture, sale, and marketing of the Licensed Products, and shall use commercially reasonable efforts to transfer, without additional consideration, any registrations obtained or in the process of being obtained by Licensee with respect to Licensed Products in the Territory.

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All sublicenses that may have been granted by Licensee pursuant to Section 2.3 will terminate upon termination or expiration of this Agreement, subject to any Sell-Off Period.

Upon the effective date of termination of this Agreement, all rights and obligations of the Parties contained in this Agreement are canceled subject to the rights and obligations that survive termination as described in Sections 13.4 and 13.5.

13.4	Sell-Off Period. For a period of [***] after the effective date of the termination of this Agreement (the “Sell-Off Period”), Licensee, and each of its Affiliates and Sublicensees, will have the right to sell or otherwise dispose of all existing Licensed Products in its possession, custody, or control and to complete the manufacture of and sell or otherwise dispose of all Licensed Products in the course of manufacture as of the effective date of termination, in each case, in accordance with the applicable terms and conditions of this Agreement, including the Royalty obligations of Section 4.2.

13.5	Survival. The rights and obligations of the Parties set forth in Section 13.3 (Effect of Termination); Section 1 (Definitions), Section 4 (Royalties), Section 9 (Confidentiality), Section 10 (Representations and Warranties), Section 12 (Indemnification), Section 13.4 (Sell-off Period), and Section 14 (Miscellaneous), and any right, obligation, or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

13.	Miscellaneous.

14.1	Bankruptcy. All rights and licenses granted by Licensors under this Agreement are and will be deemed to be rights and licenses to “intellectual property” as such term is used in, and interpreted under, Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) (11 U.S.C. § 365(n)). Licensee has all rights, elections, and protections under the Bankruptcy Code and all other bankruptcy, insolvency, and similar laws with respect to the Agreement, and the subject matter hereof. Without limiting the generality of the foregoing, Licensors acknowledge and agree that, if a Licensor or its estate shall become subject to any bankruptcy or similar proceeding:

(a)	subject to Licensee’s rights of election under Section 365(n), all rights, licenses, and privileges granted to Licensee under this Agreement will continue subject to the respective terms and conditions hereof, and will not be affected, even by such Licensor’s rejection of this Agreement; and

(b)	Licensee shall be entitled to a complete duplicate of, or complete access to, as appropriate, all such intellectual property and embodiments of intellectual property, which, if not already in Licensee’s possession, shall be promptly delivered to Licensee or its designee, unless such Licensor elects to and does in fact continue to perform all of its obligations under this Agreement.

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14.2	Further Assurances. Each Party shall, upon the reasonable request, and at the sole cost and expense, of the other Party, promptly execute such documents and take such further actions as may be necessary to give full effect to the terms of this Agreement.

14.3	Independent Contractors. The relationship among the Parties is that of independent contractors. Nothing contained in this Agreement creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among any of the Parties, and no Party has authority to contract for or bind any other Party in any manner whatsoever.

14.4	No Public Statements. No Party may issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use any other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed.

14.5	Notices. All notices, requests, consents, claims, demands, waivers, and other communications (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the addresses indicated below (or such other address for a Party as may be specified in a notice given in accordance with this Section):

If to Farmalider:	Farmalider, S.A. Attention: Jose Luis Berenguer, CEO Calle La Granja, 1-3 Floor 28108 Alcobendas, Madrid, Spain E-mail: joseluisberenguer@farmalider.com With a copy to: legal@farmalider.com

If to Innovazone:	Innovazone Labs LLC Attention: Camilo Rey, Director 1401 Sawgrass Corporate Parkway, Suite 118 Sunrise, Florida 33323, USA Email: crey@innovazonelabs.com

If to Licensee:	Aspargo Laboratories, Inc. Attention: Michael Demurjian 550 Sylvan Avenue, Suite 102 Englewood Cliffs, New Jersey 07632, USA E-mail: mdemurjian@aspargolabs.com

Notices sent in accordance with this Section 14.5 will be deemed effective: (a) when received or delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

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14.6	Interpretation. For purposes of this Agreement, (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

Unless the context otherwise requires, references herein to: (x) Sections and Schedules refer to the Sections of and Schedules attached to this Agreement; (y) an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

14.7	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

14.8	Entire Agreement. This Agreement, together with all Schedules and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any conflict between the terms and provisions of this Agreement and those of any Schedule or other document, the terms and provisions of this Agreement shall govern.

14.9	Assignment. Licensee may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Licensors’ consent, provided that any assignee shall agree in writing to be bound by all the terms and conditions of this Agreement and to assume all obligations of Licensee under this Agreement. Without the prior written consent of Licensee, neither Licensor may assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement.

14.10	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under, or by reason of this Agreement.

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14.11	Amendment; Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

14.12	Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14.13 Governing Law; Dispute Resolution.

(a)	The Parties agree that except as specified in Section 14.13(g), Section 14.13(j), and Section 14.14, in no event shall any dispute, controversy or claim arising under this Agreement be the subject of private litigation between the Parties.

(b)	The Parties shall attempt in good faith to initially resolve any dispute hereunder promptly by negotiation among themselves. In the event that the Parties are unable to resolve any dispute, controversy or claim between themselves arising out of or in connection with compliance with this Agreement, or the validity, breach, termination or interpretation of this Agreement, the dispute, controversy or claim (other than a dispute, controversy or claim relating to patent scope, validity or infringement) shall, at the request of either Party be finally settled by binding arbitration in accordance with the then current Rules of Arbitration of the International Chamber of Commerce.

(c)	The arbitration panel shall consist of three (3) arbitrators, each of whom must have legal or business experience in pharmaceutical licensing matters. The arbitrators are to be selected as follows: Licensee shall nominate one (1) such qualified arbitrator; the Licensors shall jointly nominate one (1) such qualified arbitrator; and the two arbitrators so nominated shall nominate a third such qualified arbitrator, who shall be the presiding arbitrator, in each case subject to confirmation by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). In the event either Licensee or Licensors shall have failed to nominate a qualified arbitrator as provided above within fifteen (15) days after the other Party shall have nominated its arbitrator, or the two arbitrators so nominated shall fail to agree on a third arbitrator as provided above within thirty (30) days, the presiding arbitrator shall be appointed by the ICC Court.

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(d)	The place of arbitration shall be London, England and the language of the arbitration shall be English.

(e)	Except as otherwise provided in this Agreement, the arbitration procedure set forth in this Section 14.13 shall be the sole and exclusive means of settling or resolving any dispute referred to in this Section 14.13.

(f)	Within sixty (60) days after the third and presiding arbitrator has been confirmed by the ICC Court, the Parties shall exchange all documents in their respective possession that are relevant to the issues in dispute and not protected from disclosure by attorney-client privilege or other immunity. Each Party shall also be permitted to take sworn oral deposition of individuals, such depositions to be scheduled by mutual agreement and concluded within forty-five (45) days after the exchange of documents described above. At least fifteen (15) days prior to the first scheduled hearing date, the Parties shall identify the witnesses that they intend to present at the arbitration hearing and the documentation on which they intend to rely. The Parties shall use their commercially reasonable efforts to conclude the arbitration hearings within ten (10) months following the confirmation of the third and presiding arbitrator. The arbitrators shall issue their decision (including grounds and reasoning) in writing no later than sixty (60) days following the conclusion of the last arbitration hearing.

(g)	The award of the arbitrators shall be final and binding on the Parties and may be presented by either of the Parties for enforcement in any court of competent jurisdiction, and the Parties hereby consent to the jurisdiction of such court solely for purposes of enforcement of this arbitration agreement and any order or award entered therein.

(h)	Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements and/or the fees and costs of the arbitrators.

(i)	Provided the Agreement has not terminated, the Parties covenant to continue the performance under the Agreement in accordance with the terms thereof, pending the final resolution of the dispute.

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(j)	Notwithstanding the foregoing or anything to the contrary in this Agreement, either Party shall have the right to pursue an action in a court of competent jurisdiction for: (i) any action to obtain injunctive or other equitable remedy, or (ii) any dispute related to the validity, scope, construction, enforceability, infringement, or misappropriation of any Licensed Patent, Licensed Know-How, or other intellectual property rights. Any such proceeding shall be instituted exclusively in the courts of England and Wales, in each case located in London, England, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO ANY SUCH ACTIONS UNDER THIS SECTION 14.13(j).

(k)	The governing law of this Agreement shall be the substantive law of England and Wales.

14.14	Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and agrees that, in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court, and the Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

14.15	Force Majeure. No Party shall be liable or responsible to any other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events (“Force Majeure Events”): (a) acts of God; (b) flood, fire, hurricane, tornado, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. The Impacted Party shall give notice within thirty (30) days of the Force Majeure Event to the other Parties, stating the period of time the occurrence is expected to continue. The Impacted Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the Impacted Party’s failure or delay remains uncured for a period of one hundred eighty (180) days following written notice given by it under this Section 14.15, the non-Impacted Party may thereafter terminate this Agreement upon thirty (30) days’ written notice.

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14.16	Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive and are in addition to and not in substitution for any other rights or remedies that may now or subsequently be available at Law or in equity or otherwise.

14.17	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission (to which a signed PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures to follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LICENSORS:

INNOVAZONE LABS LLC

By:	/s/ Camilo Rey

Camilo Rey
Director

FARMALIDER, S.A.

By:	/s/ José Luis Berenguer

José Luis Berenguer
CEO

LICENSEE:

ASPARGO LABORATORIES, INC.

By:	/s/ Michael Demurjian

Michael Demurjian
Chairman Board of Directors

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SCHEDULE 1

LICENSED PATENTS

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SCHEDULE 2

MINIMUM ROYALTY

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